Exhibit 10.20

USEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Thomas Stankovich (“Employee”) and Response Genetics, Inc. (“Employer”), and inures to the benefit of each of Employer’s current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, attorneys, employees and assigns.

URECITALS

A.           Employee was employed by Employer beginning on November 27, 2006.

B.           Employee’s employment with Employer ended effective April 2, 2010 (the “Separation Date”).

C.           Employee and Employer (collectively, the “Parties”) wish permanently to resolve any and all actual and/or potential disputes between them, including disputes arising out of Employee’s employment with Employer or the cessation of that employment.

NOW, THEREFORE, for and in consideration of the execution of this Agreement and the mutual covenants contained in the following paragraphs, Employer and Employee agree as follows:

1.           UNo Admission of LiabilityU.  The Parties agree that neither this Agreement, nor performance of the acts required by it, constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.

2.           USeparation BenefitUss. In consideration of the releases granted by Employee herein, and other good and sufficient consideration, Employer shall provide Employee with the following benefits (together, the “Separation Benefits”).  First, the Company shall provide Employee with a continuation of the contributory health benefits to which he was entitled as of the Separation Date, through October 31, 2010.  Second, the Company hereby agrees that the remaining unvested stock options granted to Employee on or about June 16, 2009 (the “2009 Stock Option Grant”) shall all vest immediately and the entire 2009 Stock Option Grant shall remain exercisable through April 2, 2011. All options held by Employee, other than the 2009 Stock Option Grant, that remain unvested as of the Separation Date shall have been forfeited by Employee as of the Separation Date, and all such options that were vested as of the Separation Date shall remain outstanding and exercisable through July 1, 2010. Employee acknowledges and agrees that he is not otherwise entitled to the Separation Benefits.

3.           UWages and Vacation Time PaidU.  Employee acknowledges that he has been paid all wages by Employer, including pay for any unused vacation accrued through the Termination Date, and that such receipt was not conditioned upon the execution of this Agreement.

4.           UProtection of Confidential InformationU.  Employee acknowledges that during the course of his employment, he had ongoing access and exposure to, and obtained knowledge of Confidential Information belonging to Employer.  For purposes of this Agreement, “Confidential Information” means all information that has actual or potential economic value to Employer from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.  Confidential Information includes, among other things, any and all information disclosed to Employee or known by Employee as a consequence of his employment with Employer that is not generally available to the public (unless such information enters the public domain and becomes available to the public through no fault on Employee’s part), about Employer, its finances, operations, business programs, officers, directors, partners, joint ventures, employees, contractors, vendors, suppliers, processes, procedures manuals, computer programs, sales services, research projects, product plans and pipelines, data, accounts, billing methods, pricing, profit margins, sales, statistical data, business methods, systems, plans, internal affairs, legal affairs, potential or existing reorganization plans, Active Prospective Customers, Customers, transactions with Customers, lists of Customers’ names and addresses, sales and marketing techniques, any and all information entrusted to Employer by third parties and any and all information defined as a “Trade Secret” under the Uniform Trade Secrets Act.  An “Active Prospective Customer” means any Person (which includes an individual, partnership, corporation or other entity) who or which (i) during the six (6) months prior to the Effective Date of this Agreement, Employee contacted on behalf of Employer for the purpose of soliciting such Person to become a client or customer of Employer, or (ii) is listed as a potential client or customer of Employer in any database or compilation belonging to Employer that was used by Employee while employed by Employer.  Employee and Employer agree that, without limiting the foregoing, the following are expressly understood to be Confidential Information under this Agreement:

(a)         any information or documentation (including without limitation, policies, business plans, training manuals) relating to Employer’s sales, marketing, cross-selling, compensation, incentive, or personnel programs;

(b)         the identity of key contacts at any Customer, as well as the identity of any Active Prospective Customer of Employer;

(c)         the specific mix and quantities of Employer’s product purchased by Customers or expected to be purchased by Active Prospective Customers;

(d)         internal feedback from Customers and Active Prospective Customers (whether positive or negative) regarding Employer’s products or services;

(e)         Employer’s operations manuals, pricing policies and related information, marketing manuals and plans, business strategies, techniques and methods; and

(f)         any other information deemed to be “trade secret” under existing trade secret law.

Employee agrees that he will not use, or willfully disclose to any Person, at any time, any Confidential Information (determined as of the Effective Date of this Agreement), except (a) with the prior written consent of Employer; or (b) to the extent necessary to comply with law or a valid order of a court of competent jurisdiction, in which case Employee shall notify Employer as promptly as practicable (if possible, prior to making such disclosure).  Employee also agrees to use reasonable efforts to prevent such prohibited use by any other Person.

5.           UNon-Solicitation and Non-InterferenceU.  Employee agrees that for a period of twelve (12) months following the Effective Date hereof, Employee shall not, directly or indirectly, interfere with Employer’s business by: (i) inducing or attempting to induce any employee of Employer to end his or her employment; (ii) inducing or attempting to induce a consultant, independent contractor, licensee or other third party to sever any relationship with Employer; (iii) assisting any other person, firm or entity in the solicitation of any such employee, consultant, independent contractor, licensee or third party; or (iv) disrupting or seeking to disrupt in any manner, directly or indirectly, any contractual relationship then existing between Employer and any Client or investor.

6.           UEmployee’s General ReleaseU.  In consideration of the benefits provided under this Agreement, including without limitation the Separation Benefit, Employee on his own individual behalf and on behalf of his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Employer and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, arising out of, or in connection with, or resulting from Employee’s employment with Employer, or the cessation of that employment.

7.           UWaiver of Employment-Related ClaimsU.  Employee understands and agrees that, with the exception of potential employment-related claims identified below, he is waiving and releasing any and all rights or remedies he may have had or now has to pursue against Employer or any of the Releasees for any state or federal employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract (including stock option-related contracts and grants), breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the Health Insurance and Portability and Accountability Act, the Equal Pay Act of 1963, and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination.  Claims not covered by Employee’s release are (i) claims for unemployment insurance benefits, (ii) claims under state Workers’ Compensation law (Employee represents, however, that he is not aware of having sustained any work-related injuries), (iii) administrative charges before the U.S. Equal Employment Opportunity Commission, (iv) claims arising out of the breach of this Agreement, and (v) claims challenging or seeking a determination in good faith of the validity of this release or waiver under the Age Discrimination in Employment Act (nor does this Agreement impose any condition precedent, penalty, or costs for doing so).  Employee expressly acknowledges that Employer would not enter into this Agreement but for the representation and warranty that Employee is hereby releasing any and all claims of any nature whatsoever, known or unknown, whether statutory or at common law, which Employee now has or could assert directly or indirectly against any of the Releasees (other than as expressly set forth herein).

8.           UWaiver of Unknown ClaimsU.  Employee expressly waives any and all statutory and/or common law rights he may have to the effect that a General Release does not release unknown claims, including any rights under Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Employee expressly agrees and understands that the Releases given by him pursuant to this Agreement apply to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which may exist against Employer, or any of the other Releasees.

9.           UConsideration PeriodU.  This Agreement is intended to release and discharge any claims by Employee under the Age Discrimination and Employment Act.  To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the Parties agree as follows:

(a)         Employee acknowledges that he has read and understands the terms of this Agreement.

(b)         Employee acknowledges that he has been advised to consult with independent counsel regarding this Agreement, and that he has received all counsel necessary to willingly and knowingly enter into this Agreement.

(c)         Employee acknowledges that he has been given twenty-one (21) days to consider the terms of this Agreement (the “Consideration Period”), has taken sufficient time to consider whether to execute it, and has chosen to enter into this Agreement knowingly and voluntarily.  If Employee does not present an executed copy of this Agreement, including the Termination Certificate attached as Exhibit A, to Employer’s President and Chief Executive Officer on or before the expiration of the Consideration Period, this Agreement and the offer it contains will lapse.

(d)           For seven (7) days following the execution of this Agreement (should he elect to execute it), Employee may revoke this Agreement by delivering a written revocation to Employer’s President and Chief Executive Officer.  This Agreement shall not become effective until the eighth (8th) day after Employee executes and does not revoke it (the “Effective Date”).  If Employee either fails to sign the Agreement during the Consideration Period, or revokes it prior to the Effective Date, she shall not receive the Separation Benefit described herein.

10.           Non-disparagement.  The Parties agree not to disparage the other in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that the Parties may respond accurately and fully to any question, inquiry or request for information when required by legal process.

11.           USeverabilityU.  The Parties agree that if any provision of the releases given under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

12.           Confidentiality of Settlement.  The Parties promise and agree that, unless compelled by legal process, they will not disclose to others and will keep confidential both the fact of and the terms of this settlement, including the Separation Benefit referred to in this Agreement, except that they may disclose this information to attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which they have consulted such professional advisors.  Employee expressly promises and agrees that, unless compelled by legal process, she will not disclose to any present or former employees of Employer the fact or the terms of this Agreement.

13.           UIntegrated AgreementU.  The Parties represent and warrant that they are not relying, and have not relied, upon any representations or statements, verbal or written, made by any other with regard to the facts involved in this controversy, or their rights (or asserted rights) arising out of their alleged claims, or the execution and/or terms of this Agreement, except as provided herein.  The Parties acknowledge that this Agreement contains the entire agreement between the Parties concerning its subject matter, and further acknowledge and agree that parol evidence shall not be required to interpret the Parties’ intent.

14.           UTax Liability/IndemnificationU. Employee assumes full responsibility for any and all taxes, interest and/or penalties that may ultimately be assessed upon the Separation Benefit hereunder.  In the event that any taxing authority seeks to collect taxes, interest and/or penalties from Employer on the Separation Benefit conveyed to Employee under this Agreement, Employee will hold Employer harmless from any and all claims for such taxes, interest and/or penalties and will indemnify Employer against any such claims.

15.           UVoluntary ExecutionU.  The Parties acknowledge that they have read and understand this Agreement and that they sign it voluntarily and without coercion.  The Parties further agree that if any of the facts or matters upon which they relied in signing this Agreement prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

16.           UWaiver, Amendment and ModificationU.  The Parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification.  No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

17.           UChoice of LawU. This Separation Agreement shall be deemed to have been made in California, shall take effect as an instrument under seal within California, and shall be governed by and construed in accordance with the laws of the California, without giving effect to conflict of law principles.  Employee agrees that any action, demand, claim or counterclaim relating to the terms and provisions of this Separation Agreement, or to its formation or breach, shall be commenced in California in a court of competent jurisdiction, and Employee further acknowledges that venue for such actions shall lie exclusively in California and that material witnesses and documents would be located in California.

18.           UCounterpartsU.  This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.

Dated: April 29, 2010	/s/ Thomas Stankovich
Thomas Stankovich
RESPONSE GENETICS, INC.
Dated: April 29, 2010	/s/ Kathleen Danenberg
By: Kathleen Danenberg
Chief Executive Officer and President